Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 20, 2023
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2022, consolidated net income was $9,475,000 or $1.15 per diluted share (EPS), as compared to $6,800,000, or $0.83 EPS, for the prior quarter and $3,466,000, or $0.42 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2022, totaled $22,902,000, or $2.79 EPS, representing an increase of 40.2% compared to $16,337,000 or $2.00 EPS for 2021. The increase in QTD and YTD earnings is mainly due to rising net interest income and a loan loss provision reversal of $1,550,000 recorded during the fourth quarter.

“We are excited to report a truly outstanding financial performance for the quarter and the year. Our team’s dedication to serving our clients’ needs, expanding banking relationships, and delivering a premier banking experience has proven to resonate with clients – time and time again,” stated Chris Courtney, Chief Executive Officer.

Net interest income was $19,113,000 and $60,076,000 for the fourth quarter and year ended December 31, 2022, respectively, compared to $16,772,000 during the prior quarter, $11,309,000 for the fourth quarter of 2021, and $48,835,000 for the year ended December 31, 2021. The increases over prior periods are mainly attributable to increased yields on all earning assets resulting from recent FOMC rate hikes. In addition, gross core loans, excluding PPP loans, grew by $84.4 million and the book value of the investment security portfolio grew by $264.1 million during the year. These increases were offset in part by the decrease in PPP loan interest and fees, as outstanding balances have been paid down to $1.8 million as of December 31, 2022, a year-over-year reduction of $28.7 million due to SBA forgiveness payments.

Net interest margin was 4.09% and 3.32% for the fourth quarter and year ended December 31, 2022, respectively, as compared to 2.55% and 3.04% for the same periods of 2021. The interest margin expansion compared to the prior periods was the result of deploying cash balances into higher yielding investments and loans, deposit interest rates remaining relatively flat, and the aforementioned positive impact of FOMC rate hikes on earning asset yield.

Non-interest income for the fourth quarter and year ended December 31, 2022, totaled $1,421,000 and $5,571,000, respectively, compared to $1,611,000 during the prior quarter, $1,542,000 for the fourth quarter of 2021, and $5,426,000 for the year ended December 31, 2021. The year-over-year increase was primarily due to a gain of $274,000 from market value changes on a limited partnership equity investment recorded in the third quarter, which consequently resulted in a decrease in the fourth quarter.

Non-interest expense for the fourth quarter and year ended December 31, 2022, totaled $9,611,000 and $37,308,000, respectively, compared to $9,370,000 during the prior quarter, $8,877,000 for the fourth quarter of 2021 and $33,219,000 for the year ended December 31, 2021. The fourth quarter and year-to-date increases compared to prior periods correspond to staffing expense, general operating costs related to servicing the growing loan and deposit portfolios, and a decrease in deferred costs associated with funded loans which is recorded against salary expense.

Total assets were $1.97 billion at December 31, 2022, an increase of $6.4 million over September 30, 2022, and $4.4 million over December 31, 2021. Gross loans were $915.8 million as of December 31, 2022, an increase of $3.5 million from September 30, 2022, and $55.7 million from December 31, 2021. Gross loans were impacted by PPP loan balance decreases of $3.2 million and $28.7 million, during the fourth quarter and trailing twelve months, respectively, due to SBA forgiveness payments. The Company’s total deposits were $1.81 billion as of December 31, 2022, a decrease of $16.6 million from September 30, 2022, and an increase of $7.3 million over December 31, 2021.

Non-performing assets remained at zero as of December 31, 2022, as they were as of September 30, 2022 and December 31, 2021. The allowance for loan losses as a percentage of gross loans decreased to 1.03% at December 31, 2022, compared to 1.21% at September 30, 2022, and 1.25% at December 31, 2021. The Company recorded a $1,550,000 reversal of loan loss provisions during the fourth quarter, mainly related to a COVID-19 risk-based discretionary reserve first recorded during 2020, that was no longer required, as economic conditions have improved. Loan loss reserves relative to gross loans remain at acceptable levels consistent with our internal loan risk model and credit quality remains stable.

The Board of Directors of Oak Valley Bancorp at their January 17, 2023, meeting declared the payment of a cash dividend of $0.16 per share of common stock to its shareholders of record at the close of business on January 30, 2023. The payment date will be February 10, 2023 and will amount to approximately $1,321,000. This is the first dividend payment made by the Company in 2023.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company’s Roseville location opened in early 2022 as a Loan Production Office and as a full-service branch in December 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors, and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2022	2022	2022	2022	2021

Net interest income	$19,113	$16,772	$13,233	$10,958	$11,309
(Reversal of) provision for loan losses	(1,550)	200	-	-	(635)
Non-interest income	1,421	1,611	1,371	1,168	1,542
Non-interest expense	9,611	9,370	9,205	9,122	8,877
Net income before income taxes	12,473	8,813	5,399	3,004	4,609
Provision for income taxes	2,998	2,013	1,141	635	1,143
Net income	$9,475	$6,800	$4,258	$2,369	$3,466

Earnings per common share - basic	$1.16	$0.83	$0.52	$0.29	$0.43
Earnings per common share - diluted	$1.15	$0.83	$0.52	$0.29	$0.42
Dividends paid per common share	$-	$0.150	$-	$0.150	$-
Return on average common equity	33.37%	21.96%	13.40%	6.84%	9.75%
Return on average assets	1.90%	1.35%	0.88%	0.50%	0.72%
Net interest margin (1)	4.09%	3.61%	2.98%	2.51%	2.55%
Efficiency ratio (2)	45.49%	48.14%	59.68%	71.70%	67.45%

Capital - Period End
Book value per common share	$15.33	$12.86	$14.38	$15.95	$17.31

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Loan loss reserve/ gross loans	1.03%	1.21%	1.19%	1.25%	1.25%

Period End Balance Sheet
($ in thousands)
Total assets	$1,968,346	$1,962,470	$1,991,235	$1,946,019	$1,964,478
Gross loans	915,758	912,235	907,627	858,763	860,037
Nonperforming assets	-	-	-	-	-
Allowance for loan losses	9,468	10,997	10,785	10,762	10,738
Deposits	1,814,297	1,830,882	1,852,502	1,799,305	1,806,966
Common equity	126,627	106,188	118,698	131,649	142,612

Non-Financial Data
Full-time equivalent staff	198	209	209	206	205
Number of banking offices	18	17	17	17	17

Common Shares outstanding
Period end	8,257,894	8,258,794	8,254,574	8,255,601	8,239,099
Period average - basic	8,175,871	8,172,836	8,170,291	8,157,987	8,151,250
Period average - diluted	8,213,891	8,206,342	8,201,367	8,197,275	8,188,003

Market Ratios
Stock Price	$22.65	$17.87	$17.20	$18.45	$17.40
Price/Earnings	4.93	5.41	8.23	15.67	10.31
Price/Book	1.48	1.39	1.20	1.16	1.01

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	YEAR ENDED DECEMBER 31,
Profitability	2022	2021
($ in thousands, except per share)
Net interest income	$60,076	$48,835
Provision for loan losses	(1,350)	(635)
Non-interest income	5,571	5,426
Non-interest expense	37,308	33,219
Net income before income taxes	29,689	21,677
Provision for income taxes	6,787	5,340
Net income	$22,902	$16,337

Earnings per share - basic	$2.80	$2.01
Earnings per share - diluted	$2.79	$2.00
Dividends paid per share	$0.300	$0.290
Return on average equity	18.21%	11.96%
Return on average assets	1.17%	0.93%
Net interest margin (1)	3.32%	3.04%
Efficiency ratio (2)	54.29%	59.43%

Capital - Period End
Book value per share	$15.33	$17.31

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Loan loss reserve/ gross loans	1.03%	1.25%

Period End Balance Sheet
($ in thousands)
Total assets	$1,968,346	$1,964,478
Gross loans	915,758	860,037
Nonperforming assets	-	-
Allowance for loan losses	9,468	10,738
Deposits	1,814,297	1,806,966
Stockholders' equity	126,627	142,612

Non-Financial Data
Full-time equivalent staff	198	205
Number of banking offices	18	17

Common Shares outstanding
Period end	8,257,894	8,239,099
Period average - basic	8,169,305	8,145,028
Period average - diluted	8,204,769	8,178,740

Market Ratios
Stock Price	$22.65	$17.40
Price/Earnings	8.08	8.68
Price/Book	1.48	1.01

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.